EXHIBIT 12

COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

          For Twelve Months Ended December 31, 2000

               (Dollar Amounts in Thousands)


                                                    Allegheny
                                                   Energy, Inc.
Earnings:
  Net income *                                $      313,652
  Plus:  Fixed charges (see below)                   244,358
  Income taxes *                                     187,424
  Amort of capitalized interest
  Less:  Capitalized interest                         (5,149)

  Total Earnings                              $      740,401


Fixed Charges:
  Interest on long-term debt                  $      172,703
  Other interest                                      56,621
  Estimated interest
  component of rentals                                15,034

  Total Fixed Charges                         $      244,358


  Ratio of Earnings to Fixed Charges                    3.03



* Net Income and income taxes excludes extraordinary charges